Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	August 1, 2019

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports 18% Higher Second-Quarter 2019 Financial Results
Increases Annual Distributable Cash Flow Guidance to $1.22 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $253.7 million for second quarter 2019 compared to $214.4 million for second quarter 2018.
Diluted net income per limited partner unit was $1.11 in second quarter 2019 and 94 cents in second quarter 2018. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.20 for second quarter 2019 was higher than the $1.13 guidance provided by management in early May primarily due to incremental revenue from its Texas crude oil pipelines as well as the favorable benefit of an improved commodity pricing environment.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $314.8 million for second quarter 2019 compared to $266.6 million for second quarter 2018.
“Magellan continues to produce strong results, with each of our business segments generating higher operating margin than the year-ago period driven by increased average refined products pipeline tariff rates, favorable market conditions for our crude oil pipelines and the improved commodity pricing environment overall,” said Michael Mears, chief executive officer. “Magellan’s solid fundamentals and disciplined approach have proven to be an effective combination to produce consistent and stable results over time while managing our business for the long term.”
An analysis by segment comparing second quarter 2019 to second quarter 2018 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $224.1 million, an increase of $32.7 million. Transportation and terminals revenue increased $15.2 million due to higher average transportation rates. The current period benefited from the 2018 mid-year tariff adjustment of 4.4% as well as longer haul shipments on the Mid-Continent pipelines, which move at a higher rate. Less short-haul movements on the South Texas pipelines resulted in approximately 1% overall lower shipments, with these supply-driven barrels causing the fluctuations in product mix transported as well. Excluding the South Texas portion of the system, refined products demand was relatively unchanged between periods, with gasoline demand 1% lower and distillate demand 1% higher than the second quarter of 2018.

Operating expenses increased slightly due to higher spending for asset integrity as a result of maintenance work timing and less favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $23.3 million between periods primarily due to higher sales prices and lower butane costs for the partnership’s butane blending activities.
Earnings (losses) of non-controlled entities was unfavorable due to losses on open futures contracts in 2019 for Powder Springs Logistics, LLC.
Crude oil. Crude oil operating margin was $160.3 million, an increase of $8.3 million and a quarterly record for this segment. Transportation and terminals revenue increased $17.6 million due to fees earned from new storage and dock services in conjunction with capacity that Magellan leases from the Seabrook Logistics, LLC export facility and higher transportation volumes on the partnership’s Houston distribution system primarily due to the increased activity at Seabrook. Overall, the average crude oil tariff decreased between periods due to significantly more volume on the Houston distribution system, which moves at a much lower rate, and lower average committed rates on the Longhorn pipeline that became effective in the fourth quarter of 2018.
Operating expenses increased $6.0 million due to fees paid to Seabrook for storage and dock services that Magellan utilized to provide services to its customers and higher maintenance costs for the condensate splitter during the current period. Other operating expense was $6.1 million in 2019 primarily resulting from MTM adjustments associated with a new basis derivative agreement with a joint venture co-owner’s affiliate that committed intrastate transportation volume to the joint venture pipeline.
Earnings of non-controlled entities increased slightly between periods. The 2019 quarter benefited from higher results from Seabrook due to the initiation of export capabilities at the facility beginning in Aug. 2018 and more earnings from Saddlehorn Pipeline Company, LLC due to recent incentive tariff arrangements that attract incremental volume to Saddlehorn and increased volume from a contractual step-up in committed volumes in Sept. 2018. These favorable items were mostly offset by a lower contribution from BridgeTex Pipeline Company, LLC, which was owned 50% by Magellan through Sept. 2018 and 30% thereafter following Magellan’s sale of a portion of its interest in BridgeTex.
Marine storage. Marine storage operating margin was $30.0 million, an increase of $1.7 million. Transportation and terminals revenue increased due to higher storage utilization resulting from the timing of maintenance work, with more tanks available for contract storage in the second quarter of 2019. Operating expenses increased slightly due to higher property taxes.
Other items. Depreciation, amortization and impairment expense increased primarily due to recent expansion capital expenditures and asset impairments recognized in the current period. Gain on disposition of assets in 2019 was related to the sale of an inactive terminal along the partnership’s refined products pipeline system. Other expense was unfavorable due to higher pension settlement costs in the second quarter of 2019.
Net interest expense decreased due to lower outstanding borrowings resulting from the early extinguishment of notes earlier this year that were due July 2019 and a slightly lower average interest rate. As of June 30, 2019, the partnership had $4.4 billion of debt outstanding, including $197 million outstanding on its commercial paper program, with $3 million of cash on hand.

Expansion capital projects
Magellan is nearing completion on a number of its significant construction projects to enhance its service offering and benefit its future growth.

The partnership’s expanded dock capabilities at its Galena Park, Texas marine terminal are now operational, with 5 docks for a combined capacity of approximately 750,000 barrels per day (bpd) now available at this location. Construction activities are in the final stages of completion and testing for the partnership’s East Houston-to-Hearne refined products pipeline in Texas. Magellan remains on-target to begin operations at the end of August for this new pipeline segment.
The second phase of the partnership’s Pasadena, Texas joint venture marine terminal is nearing completion as well, with an additional 4 million barrels of storage and supporting dock and pipeline infrastructure still expected to be in-service by the end of 2019.
Additional storage and export capabilities at Seabrook are progressing and expected to be operational in early 2020, and construction is now underway for Magellan’s west Texas refined products pipeline expansion and new Midland terminal that are expected to begin service in mid-2020.
Based on the progress of expansion projects underway, the partnership expects to spend approximately $1.1 billion in 2019 and $150 million in 2020 to complete its current slate of construction projects. These spending estimates include Magellan’s estimated share to expand the Saddlehorn pipeline by an additional 60,000 bpd to be operational by late 2020. The Saddlehorn pipeline could be further expanded up to a total 100,000 bpd of new capacity if warranted by optional increased volume commitments by shippers that may be exercised in the near future.
Magellan remains focused on identifying additional investment opportunities for future growth, with well in excess of $500 million of potential organic growth projects under consideration, and also continues to evaluate acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. These potential projects include expansion opportunities in each of Magellan’s business segments, including the proposed Voyager crude oil pipeline for which an open season continues through the end of August.

Financial guidance for 2019
As a result of strong financial performance so far this year and a more favorable overall commodity margin and differential environment, management is increasing its annual DCF guidance by $40 million to $1.22 billion for 2019, or approximately 1.3 times the amount needed to pay projected cash distributions for 2019. Guidance now assumes that the current favorable pricing differential between the Permian Basin and Houston will continue during the third quarter, resulting in spot shipments on the Longhorn and BridgeTex pipelines through Sept. 30.
Management remains committed to its stated goal of increasing annual cash distributions by 5% for 2019 and targeting distribution coverage of at least 1.2 times for the foreseeable future.
Including actual results so far this year, net income per limited partner unit is now estimated to be $4.20 for 2019, with third-quarter guidance of $1.03. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Earnings call details
An analyst call with management to discuss second-quarter financial results and outlook for the remainder of 2019 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 745-9830 and provide code 21925916. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on Aug. 7. To access the replay, dial (800) 633-8284 and provide code 21925916. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: projected, outlook, plan, goal, target, guidance, believe, estimate, expect, continue, maintain, commit, foreseeable, future, may, intend, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects with acceptable expected returns and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
Transportation and terminals revenue	$472,248	$506,405	$904,185	$967,197
Product sales revenue	166,797	189,989	408,389	352,984
Affiliate management fee revenue	5,046	5,305	10,296	10,453
Total revenue	644,091	701,699	1,322,870	1,330,634
Costs and expenses:
Operating	159,845	168,929	303,141	314,954
Cost of product sales	153,679	152,876	353,271	321,970
Depreciation, amortization and impairment	53,619	62,530	105,498	124,401
General and administrative	53,290	52,383	99,846	98,378
Total costs and expenses	420,433	436,718	861,756	859,703
Other operating income (expense)	—	(5,024)	—	1,917
Earnings of non-controlled entities	42,510	40,785	77,048	72,040
Operating profit	266,168	300,742	538,162	544,888
Interest expense	56,750	51,406	113,402	111,572
Interest capitalized	(5,608)	(5,134)	(10,255)	(8,588)
Interest income	(380)	(338)	(959)	(1,998)
Gain on disposition of assets	—	(4,646)	—	(26,434)
Other (income) expense	(119)	4,570	8,605	6,620
Income before provision for income taxes	215,525	254,884	427,369	463,716
Provision for income taxes	1,116	1,181	2,050	2,350
Net income	$214,409	$253,703	$425,319	$461,366

Basic net income per limited partner unit	$0.94	$1.11	$1.86	$2.02

Diluted net income per limited partner unit	$0.94	$1.11	$1.86	$2.02

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,387	228,647	228,354	228,603

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,425	228,688	228,393	228,623

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
Refined products:
Transportation revenue per barrel shipped	$1.503	$1.606	$1.485	$1.590
Volume shipped (million barrels):
Gasoline	78.0	70.8	145.6	132.9
Distillates	44.1	47.2	87.1	91.8
Aviation fuel	6.9	9.9	13.2	18.7
Liquefied petroleum gases	4.9	4.5	6.0	5.1
Total volume shipped	133.9	132.4	251.9	248.5

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.492	$0.977	$1.360	$0.961
Volume shipped (million barrels)	49.9	80.5	105.6	159.9
Crude oil terminal average utilization (million barrels per month)	16.6	20.5	16.1	20.2
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	35.2	38.8	63.5	76.5
Saddlehorn - volume shipped (million barrels)(2)	6.0	13.4	11.8	22.4

Marine storage:
Marine terminal average utilization (million barrels per month)	22.6	23.8	22.6	23.8

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
Refined products:
Transportation and terminals revenue	$291,064	$306,215	$551,458	$573,220
Affiliate management fee revenue	352	470	649	882
Other operating income (expense)	—	738	—	1,352
Earnings (losses) of non-controlled entities	(97)	(4,218)	2,221	(5,648)
Less: Operating expenses	113,342	115,811	207,391	205,489
Transportation and terminals margin	177,977	187,394	346,937	364,317
Product sales revenue	150,934	183,211	383,708	338,367
Less: Cost of product sales	137,543	146,516	327,876	306,670
Product margin	13,391	36,695	55,832	31,697
Operating margin	$191,368	$224,089	$402,769	$396,014

Crude oil:
Transportation and terminals revenue	$137,953	$155,569	$264,211	$303,177
Affiliate management fee revenue	3,849	3,646	7,865	7,132
Other operating income (expense)	—	(6,056)	—	(4,483)
Earnings of non-controlled entities	41,851	43,735	73,459	76,037
Less: Operating expenses	31,177	37,217	64,768	81,040
Transportation and terminals margin	152,476	159,677	280,767	300,823
Product sales revenue	13,282	5,295	19,721	11,008
Less: Cost of product sales	13,761	4,710	20,811	11,374
Product margin	(479)	585	(1,090)	(366)
Operating margin	$151,997	$160,262	$279,677	$300,457

Marine storage:
Transportation and terminals revenue	$44,146	$45,962	$90,346	$93,079
Affiliate management fee revenue	845	1,189	1,782	2,439
Other operating income (expense)	—	294	—	5,048
Earnings of non-controlled entities	756	1,268	1,368	1,651
Less: Operating expenses	17,693	18,586	35,657	33,483
Transportation and terminals margin	28,054	30,127	57,839	68,734
Product sales revenue	2,581	1,483	4,960	3,609
Less: Cost of product sales	2,375	1,650	4,584	3,926
Product margin	206	(167)	376	(317)
Operating margin	$28,260	$29,960	$58,215	$68,417

Segment operating margin	$371,625	$414,311	$740,661	$764,888
Add: Allocated corporate depreciation costs	1,452	1,344	2,845	2,779
Total operating margin	373,077	415,655	743,506	767,667
Less:
Depreciation, amortization and impairment expense	53,619	62,530	105,498	124,401
General and administrative expense	53,290	52,383	99,846	98,378
Total operating profit	$266,168	$300,742	$538,162	$544,888

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2019
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$253,703	$1.11	$1.11
Unrealized derivative (gains) losses associated with future transactions(1)	20,110
Inventory valuation adjustments associated with future transactions	1,366
Excluding commodity-related adjustments(2)	$275,179	$1.20	$1.20

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,647
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,688

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2019
	2018	2019	2018	2019	Guidance

Net income	$214,409	$253,703	$425,319	$461,366	$960,000
Interest expense, net	50,762	45,934	102,188	100,986	200,000
Depreciation, amortization and impairment(1)	56,208	59,966	110,084	118,923	238,000
Equity-based incentive compensation(2)	10,047	10,890	7,394	6,040	19,000
Gain on disposition of assets(3)	—	(5,280)	—	(16,280)	(16,000)
Commodity-related adjustments:
Derivative losses recognized in the period associated with future transactions(4)	29,318	17,627	35,828	20,843
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(23,358)	(1,924)	(38,801)	71,214
Inventory valuation adjustments(5)	838	(1,820)	(260)	(9,446)
Total commodity-related adjustments	6,798	13,883	(3,233)	82,611	70,000
Distributions from operations of non-controlled entities in excess of (less than) earnings	397	(793)	17,613	11,029	34,000
Other(6)	—	—	3,644	—	—
Adjusted EBITDA	338,621	378,303	663,009	764,675	1,505,000
Interest expense, net, excluding debt issuance cost amortization(7)	(49,928)	(45,184)	(100,514)	(91,059)	(190,000)
Maintenance capital(8)	(22,100)	(18,325)	(36,960)	(40,823)	(95,000)
Distributable cash flow	$266,593	$314,794	$525,535	$632,793	$1,220,000

(1)
Prior year amounts have been reclassified to conform with the current year's presentation. Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.

(2)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The amounts above have been reduced by $9.3 million and $9.8 million, respectively, for cash payments associated with the plan, which are primarily related to tax withholdings.

(3)
Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations. The 2019 period includes a $10.2 million gain on the sale of residual assets related to the development of expansion projects which are considered ongoing in nature, and as such are included in DCF.

(4)
Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)
Other adjustments in 2018 include a $3.6 million adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard.

(7)	Interest expense in 2019 includes $8.3 million of debt prepayment premiums which are excluded from DCF as they are financing activities and are not related to the partnership's ongoing operations.

(8)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.